Exhibit 99.1

Sono-Tek Announces First Quarter Results

(July 13, 2010 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,284,000 for the three months ended May 31, 2010, compared to sales of $1,465,000 for the prior year period, an increase of $819,000 or 56%.  During the current quarter, sales of most of our products increased, in particular fluxer units, Widetrack units and solder recovery systems when compared to the prior year.  The sales for this quarter represents another record amount, and continues the trend we established last year of continuous sales increases each quarter.

The Company had net income of $94,752 for the three months ended May 31, 2010, compared to a net loss of ($169,427) for the prior year period.  Even so, the Company increased its spending for engineering and market development, as part of our plan to create growth with profit going forward.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that “We believe that the new products, technology developments, and increased marketing and sales coverage we now have in place will continue to generate new business in the electronics, advanced energy, medical and industrial coating areas for us going forward.  We are very pleased with the continuing increase in our sales and profitability, and we expect that the second quarter will be as strong or stronger than  the first quarter.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Three Months Ended
	May 31, 2010	May 31, 2009

Net Sales	$2,283,651	$1,464,728

Net Income (Loss)	$94,752	($169,427)

Basic Income (Loss) Per Share	$0.01	($0.01)

Diluted Income (Loss) Per Share	$0.01	($0.01)

Weighted Average Shares - Basic	14,437,511	14,414,714

Weighted Average Shares - Diluted	14,593,862	14,414,714